EXHIBIT 10.66

SUMMARY OF ACCREDITED INVESTOR STOCK PURCHASE AGREEMENT

Irvine Sensors Corporation (the “Company”) agreed to sell $18,000 in value of unregistered shares of the Company’s common stock directly from the Company to James Justice, a Vice President of the Company and an accredited investor, at a purchase price per share equal to the greater of the fair market value of one share of common stock and $0.13. Said sale was effective September 9, 2010.